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                                                                   EXHIBIT 23.3

ASI Solutions Incorporated
780 Third Avenue
New York, NY 10017

  With regard to the submission of your Post-Effective Amendment No. 1 to your registration statement Form S-1 to the Securities and Exchange Commission on or about April 11, 1997, consent hereby is given (1) to include my recently issued report, dated June 24, 1994, (relating to the statements of income, stockholders' equity and cash flows of Assessment Solutions Incorporated for the year ended March 31, 1994 not presented separately therein) appearing in the Prospectus that is part of the Form S-1 and (2) to refer to me in that Prospectus as an expert in accounting and auditing in connection with the aforementioned report and financial statements.

/s/ William W. Oliver
William W. Oliver, CPA
New York, New York

April 11, 1997